U-Vend, Inc. 8-K

Exhibit 10.53

MASTER DISTRIBUTOR AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (this “Agreement”) is made as of January 26, 2017 (the “Effective Date”), by and between U-Vend, Inc. (hereinafter called “U-Vend”), and UVend Group of Companies (hereinafter “Master Distributor”).

BETWEEN:

U-Vend, Inc., a Company organized and existing under the laws of the state of Delaware, United States of America, with its head office located at the following address:

U-VEND, Inc.

1507 7th Street, Suite 425

Santa Monica, CA 90401

AND:

UVend Group of Companies, a Company organized and existing under the laws of Ontario, Canada, with its head office located at the following address:

UVend Group of Companies

5330 Mainway

Burlington, Ontario L7L 6A4

Recitals

WHEREAS, U-Vend is in the business of developing, marketing, selling and promoting certain Vending Machines, Kiosks, Merchandisers and Digital Technology, hereinafter defined as the “Services”;

WHEREAS, Master Distributor is in the business of marketing and the distribution of self serve kiosks, merchandisers and Digital Technology in Canada and Latin America (the “Territory”);

WHEREAS, Master Distributor represents that it has the financial resources, facilities, personnel, and expertise necessary to successfully market the Services in the Territory in accordance with the terms of this Agreement;

WHEREAS, Master Distributor wishes to obtain, and U-Vend is willing to grant to the Master Distributor, the exclusive rights to market and sell the Services in the Territory, subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Master Distributor and U-Vend, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS – For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

1.1	Territory – Shall be defined in Exhibit A

1.2	Services– Shall mean those products and services specifically identified in Exhibit B.

2.	GRANT OF CANADIAN AND LATIN AMERICA MASTER DISTRIBUTION RIGHTS.

2.1	Subject to the terms and conditions of this Agreement, U-Vend hereby grants to Master Distributor, and Master Distributor hereby accepts from U-Vend, (i) a nontransferable, exclusive right to distribute the Services to end users/customers located in the Territory and (ii) a nontransferable, exclusive right to distribute certain Services to approved resellers located in the Territory.

2.2	Master Distributor covenants and agrees that it shall not distribute or sell any of the Services, or otherwise engage in any of the activities described herein with respect to the Services outside the Territory, in each case, without the prior written consent of U-Vend, which may be granted or withheld by U-Vend in it sole discretion. Master Distributor hereby acknowledges that it’s direct or indirect distribution or sale of the Services outside the Territory in violation of this Section 2.2 shall constitute a material breach of this Agreement pursuant to Section 12.2 below.

2.3	Master Distributor may appoint Resellers in furtherance of its obligations under this Agreement to service the Territory. Master Distributor shall be solely responsible for the conduct of its Resellers, and the cost of any discounts or other incentives offered by Master Distributor to its Resellers. In the event that U-Vend and/or Master Distributor becomes dissatisfied for any reason whatsoever with the performance of any of Master Distributors Resellers, U-Vend may notify Master Distributor of such dissatisfaction and it shall be the obligation of Master Distributor to terminate the Reseller within ten (10) days of said notification by Master Distributor, without any disruption of service to the retail accounts being serviced by said Reseller. Notwithstanding the foregoing, in the event that this Agreement is terminated, any and all Resellers agreements shall be automatically terminated and U-Vend shall have no obligations of any nature whatsoever to any such Resellers. Master Distributor agrees to indemnify and hold harmless U-Vend against any and all damages and costs, including attorneys’ fees and all other expenses incidental thereto, incurred as a result of any claim(s) asserted by any of Master Distributors Resellers, including, without limitation, damages arising from Master Distributors obligations under the Master Distributor Agreement.

2.4	On Going Assistance - U-Vend agrees to provide assistance, on a best efforts basis, to the Master Distributor throughout the term of this Agreement with operations, promotions and ongoing service.

2.5	Master Distributorship Rights – Master Distributor agrees and acknowledges the Master Distributorship rights contained in this agreement provided by U-Vend have a present and on-going value. Therefore, the Master Distributor agrees to compensate U-Vend for these rights through the payment of a Services sales royalty. Master Distributor agrees to pay the Services sales royalty amount as specified in Exhibit C.

3.	CERTAIN OBLIGATIONS OF MASTER DISTRIBUTOR.

3.1	Distribution to Accounts/Resellers – Master Distributor shall use its best efforts to directly distribute the Services to the Host Locations/Resellers within the Territory. In the event that the Master Distributor ceases to distribute the Services without cause or fails to pay the royalties to U-Vend as specified in Exhibit C, this agreement can be terminated by U-Vend.

3.2	Sales and Promotional Efforts – Master Distributor shall use its best efforts to aggressively sell, promote and merchandise each of the Services to new Host Accounts and Resellers within the Territory, and shall strictly adhere to any and all marketing, advertising and promotional guidelines, restrictions, rules, regulations and practices of U-Vend and as communicated to Master Distributor from U-Vend from time to time (and as the same may be updated or amended from time to time). Master Distributor shall accept and fill any purchase order required from all customers.

3.3	Marketing Materials; Master Distributor Assistance – Except as set forth in Section 2.4, U-Vend may, but shall not be obligated to, assist Master Distributor with the marketing of the Services in the Territory, and will use its reasonable efforts to honor reasonable requests for promotional support. ANY AND ALL MARKETING, ADVERTISING AND PROMOTIONAL MATERIALS CREATED OR MODIFIED BY MASTER DISTRIBUTOR ARE SUBJECT TO U-VEND’s PRIOR WRITTEN APPROVAL, WHICH APPROVAL MAY BE WITHHELD IN U-VEND SOLE DISCRETION. Master Distributor will utilize marketing materials that contain U-Vend Intellectual Property (as hereinafter defined) only as provided or pre-approved by U-Vend, and will in no way be permitted to utilize U-Vend Intellectual Property in their own marketing materials, in each case, without first obtaining the prior written approval of an authorized officer of U-Vend.

3.4	Master Distributor Service – Master Distributor shall use its best efforts at all times to properly service all customer or corporate Services Accounts at Host locations within the Territory. In the event that Master Distributor is aware of any customer or corporate Account service needs and elects not to provide said service(s), U-Vend shall be free to place or service the Services to said customer Account (without payment or compensation to Master Distributor).

3.5	Applicable Law– Master Distributor shall comply with all laws, rules, regulations, ordinances, codes, industry standards, decrees, governmental orders and the like, whether local, Provincial, State, or federal, whether presently or later enacted, which are, or later become, applicable to Master Distributors purchase, acceptance, storage, transportation, sale, distribution and/or reacquisition of the Services (collectively, as amended from time to time, “Applicable Law”), including, without limitation, within Canada.

3.6	Ethical Practices – Master Distributor shall not directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of any financial or other advantage or anything else of value to (i) any official or employee of any government, or any department, agency or instrumentality thereof, (ii) any political party or official thereof, or to any candidate for political office, (iii) any official or employee of any public international organization or (iv) any person acting in an official capacity for on behalf of any of the foregoing, for the purpose of improperly influencing any act or decision of the official, employee, party or candidate, or inducing the official, employee, party or candidate to act or fail to act in violation of his/her lawful duty, or securing any improper advantage for Master Distributor inducing such official, employee, party or candidate to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, or otherwise improperly promoting the business interests of U-Vend in any respect. Master Distributor will defend and indemnify U-Vend for any loss, costs, claims, or damages resulting from Master Distributors breach of this Section 3.6, including, without limitation, damages resulting from Master Distributors obligations under our Master Distributor Agreement. The provisions of this Section 3.6 shall survive the expiration or sooner termination of this Agreement.

3.7	Resolution of Customer Disputes – Master Distributor shall comply with U-Vend’s procedures for handling customer inquiries, complaints, Services warranty issues, guarantee/satisfaction issues and related matters, as such procedures are communicated to Master Distributor from U-Vend from time to time (and as the same may be updated or amended from time to time).In addition, Master Distributor shall promptly notify U-Vend of the occurrence and nature of such matters as and when such matters arise.

3.8	Digital Kiosk Screens - Master Distributor will manage all digital screens placed on all Services sold by the Master Distributor within the Territory.

4.	WEB SITE.

4.1	UVend Group of Companies Web Site – It is agreed that the Master Distributor can create and develop a Master Distributor web site at their cost. Any web site developed by the Master Distributor will need prior approval from U-Vend before it is released.

4.2	Web Site Links – U-Vend and Master Distributor agree to place links on their respective web sites to the other party’s web site.

5.	ROYALTY STRUCTURE.

5.1	Equipment Royalties - Master Distributor agrees to pay U-Vend 10% of gross sales from all kiosks, merchandisers or any other equipment corporately owned and operated or sold through the Reseller program and are payable subject to the payment schedule in Exhibit C.

5.2	Digital Sales Royalties – Master Distributor agrees to pay U-Vend 10% of gross sales from all digital sales revenue, corporately owned and operated or sold through the Reseller program and are payable subject to the payment schedule in Exhibit C.

5.3	Novelty and/or Retail sales. There are no royalties due to U-Vend from novelty Ice Cream, retail goods or from Master Distributors Resellers novelty or retail goods sold within the Territory.

5.4	Payment – Master Distributor will submit quarterly financial statements with the royalty payment no later than 10 days after the end of the quarter, as specified in Exhibit C.

6.	LICENSES AND LICENSE FEES.

6.1	License Rights - U-Vend will own all professional sports licenses and will sub license the same agreements to Master Distributor unless otherwise agreed to by the Licensor.

6.2	NHL - U-Vend owns the rights to the executed NHL agreement that includes both the US and Canadian Territories. With the written consent of the Licensor, the Master Distributor will have the same rights under the NHL agreement. Master Distributor will have the exclusive rights for the Territory unless otherwise agreed to by the Licensor.

6.3	NHL Fee – Unless otherwise agreed to by the Licensor, Master Distributor will have the right to negotiate the rights to the NHL for the Territory.

6.4	MLB - U-Vend owns the rights to the executed MLB agreement that is exclusive to the US Market. The Master Distributor, with U-Vend’s written approval, has the option to negotiate with MLB for the Canadian rights. If the Master Distributor decides to obtain these rights the agreement will be in the name of U-Vend with full payment due from the Master Distributor for these Canadian rights.

6.5	Future Licenses - It is agreed the if U-Vend submits and is granted any future sports licenses outside of Master Distributor’s Territory, the Master Distributor will have the first-right of refusal for the Territory rights to these licenses. It is agreed that any future potential sports licenses that U-Vend signs, and if Master Distributor wishes to acquire these additional Territory rights for the license, the Master Distributor will pay to U-Vend a mutually agreed to pre-paid royalty fee.

6.6	Master Distributor License Rights - It is agreed that if the Master Distributor wishes to negotiate a Sports License and U-Vend does not wish to participate in that particular license that the Master Distributor has the right to enter into said agreement for the Territory.

6.7	Termination of License Agreements - In the event that U-Vend is terminated by the Licensor for any reason the Master Distributor has the right to negotiate with the licensor for the agreement rights.

7.	MUTUAL CONFIDENTIAL INFORMATION.

7.1	During the course of performance of this Agreement, U-Vend may disclose certain confidential information, which confidential information includes, but is not limited to, the terms of this Agreement and any information pertaining to U-Vend’s financial affairs, business systems, marketing strategies, trade secrets, Kiosks, designs, digital equipment, technology and other technical, digital and commercial information (“Confidential Information”) to Master Distributor solely to permit Master Distributor to perform its obligations under this Agreement. Master Distributor shall use its best efforts to maintain the secrecy of all such Confidential Information. Master Distributor shall not use, disclose, or otherwise exploit any Confidential Information for any purpose not specifically authorized by U-Vend in this Agreement. All files, lists, records, documents, drawings, marketing and advertising campaigns, that incorporate or refer to any Confidential Information shall be returned or destroyed promptly upon expiration or earlier termination of this Agreement. Confidential Information shall be disclosed to those employees of Master Distributor that need such information to perform their obligation to distribute the Services. For the avoidance of doubt, Master Distributor hereby covenants and agrees that it shall not disclose, directly or indirectly, any Confidential Information (including the terms of this Agreement to any self serve kiosk manufacturer, Branding Partners, licensees other Master Distributors, operators, competitors / non competitor, direct retail Master Distributor, or any affiliate of any direct Master Distributorship, and a breach of the foregoing shall be deemed a material breach of this Agreement. The provisions of this Section 7 shall survive the termination of this Agreement.

8.	TERRITORY OPTIONS AND RULES.

8.1	Rights: It is agreed that the Master Distributor has first of refusal for other territories outside of the United States. If Master Distributor is notified by U-Vend of potential new territories, Master Distributor will have 15 days to accept or decline. If the Master Distributor notifies U-Vend of its interest in entering another territory, Master Distributor must have approval from U-Vend. Both parties agree that in the event of additional territories being awarded to the Master Distributor, the Master Distributor will pay U-Vend a one-time prepaid royalty fee as specified by U-Vend.

8.2	Transshipment: Master Distributor shall not directly or indirectly sell or distribute the Services outside of their Territory without the prior written permission of U-Vend, which may be withheld in U-Vend’s sole discretion. Master Distributor acknowledges that such action will cause irreparable and incalculable harm to U-Vend pursuant to this Agreement and may result in a termination of the Master Distributor Agreement. U-Vend may terminate this Agreement for cause pursuant to Section 12.2 below if Master Distributor directly or indirectly sells or distributes the Services outside of the Territory. Upon termination of the Agreement U-Vend shall be free thereafter to appoint another Master Distributor for the Territory.

8.3	UV Digital Lockers: It is agreed that Master Distributor will be the main contact and distributor to sell Digital Lockers worldwide. It is agreed that U-Vend and Master Distributor will agree on a “Sale Price” on a per locker basis and share these profits 50/50 and there will not be a royalty applicable on these one-time sales.

9.	INSURANCE

9.1	Master Distributor shall maintain general and public liability and Services liability insurance in sums not less than $3,000,000 underlying coverage, and $10,000 per incident / occurrence in excess and/or umbrella coverage, with a deductible of not more than $10,000 per incident/occurrence. Master Distributor shall name U-Vend as additional named insured. The policy shall require insurer to notify U-Vend no less than thirty (30) days prior to any non-renewal or cancellation. The insurance coverage amount can be changed or modified at any time by U-Vend.

10.	U-VEND INTELLECTUAL PROPERTY.

10.1	Master Distributor acknowledges and agrees that, subject to the terms of the Master Distributor Agreement, that U-Vend will maintain sole and exclusive ownership of all trade secrets, trade names, trademarks, trade dress, copyrights, logo types, commercial symbols, patents, or similar rights or registrations, branding labels and designs used on, or in connection with, the Services now or hereafter held or applied for in connection therewith (collectively, (U-VEND INC. IP”). Master Distributor acknowledges and agrees that U-VEND INC IP, and the goodwill associated therewith, are the sole and exclusive property of U-Vend and, subject to the terms of the Master Distributor Agreement, may be for U-Vend and their affiliates for any purpose. U-Vend grants Master Distributor the limited, nontransferable right, during the Term, to use the U-Vend Inc. Intellectual Property solely to promote the goodwill and sale of the Services in the Territory and solely in accordance with the terms of this Agreement. Any use of the U-Vend Inc’s. Intellectual Property by Master Distributor shall be to promote the Services in the best possible manner as determined by U-Vend in its sole discretion and may be terminated by U-Vend at any time in U-Vend sole discretion.

10.2	Other than as expressly set forth in Section 10.1 hereof, as of the date hereof, Master Distributor has no right, title or interest, and during the Term, Master Distributor shall not acquire any right, title or interest of any kind or nature whatsoever in or to the U-Vend Inc’s IP, or the goodwill associated therewith. Master Distributor shall not contest the rights of U-Vend or its affiliates in respect of U-Vend Inc’s IP, including any additions or improvements to U-Vend Inc’s Intellectual Property by whomever developed; U-Vend hereby waives any claim Master Distributor may have, arising under any law or in equity, with respect to U-Vend Inc’s IP.

10.3	Master Distributor hereby agrees that it shall not use any other trademark, service mark, trade name, logo, symbol or device in combination with U-Vend Inc’s IP, other than as may be required by Applicable Law. In addition, Master Distributor hereby further agrees that it shall not use any configuration, mark, name, design, logo, insignia, mascot or other designation confusingly similar to U-Vend Inc’s IP (or which might be considered a variation or alteration of U-Vend Inc’s IP), either during or after the Term.

10.4	The Provisions of this Section 10 shall survive the termination of this Agreement.

11.	PRESS RELEASES

11.1	It is agreed that the Master Distributor will use its best efforts to assist U-Vend with any press release within the Territory. U-Vend must approve all press releases prior to distribution and shall have final and absolute editorial rights to any press release associated with this Agreement.

12.	TERMINATION.

12.1	This Agreement may be terminated with cause as follows:

U-Vend may terminate this Agreement with cause in the event of a material breach by Master Distributor of any provisions of this Agreement. U-Vend shall provide Master Distributor with written notice, which notice shall (i) indicate the nature of such cause for termination, and (ii) provide Master Distributor an opportunity to cure such breach within thirty (30) days of Master Distributors receipt of such written notice. If the Master Distributor shall have failed to cure said breach within said thirty (30) days of written notice, then this Agreement shall be deemed terminated at the expiration of the aforementioned thirty (30) day period. In the event Master Distributor is terminated by U-Vend with cause hereunder, such termination shall not terminate Master Distributors obligation to pay U-Vend for all royalties or fees owed to U-Vend by Master Distributor.

12.2	This Agreement may be terminated by U-Vend with cause immediately in the event of:

a)	the liquidation or dissolution or notice thereof of Master Distributors business;

b)	an assignment by Master Distributor for the benefit of creditors;

c)	the filing of a voluntary or involuntary petition under the provisions of the United States / Canadian Bankruptcy Code or the appointment of a receiver for the property of Master Distributor, the filing of which remains uncontested and un-discharged by Master Distributor at the end of thirty (30) days after such filing;

d)	Master Distributor failing, or being unable to, pay its obligations as they become due;

e)	a breach of Section 16 (assignment) by Master Distributor;

f)	Master Distributor failing to meet the Minimum Royalty Commitment;

g)	Master Distributor failing to sell any Services for more than thirty (30) days;

h)	Master Distributor taking any action that negatively affects the goodwill or reputation of U-Vend or its Services;

i)	Master Distributor failing to pay any sums to U-Vend when due;

j)	Master Distributor selling the Services outside the Territory in violation of Sections 2.2 and 8.1 of this Agreement;

k)	Master Distributors misuse of U-Vend Inc’s IP in violation of this Agreement, including, without limitation, Section 3.4 and/or Section 10.

12.3	IN THE EVENT THIS AGREEMENT IS TERMINATED BY U-VEND WITH CAUSE, OR IN THE EVENT THIS IS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13 BELOW, MASTER DISTRIBUTOR SHALL NOT BE ENTITLED TO ANY AMOUNTS UNDER SECTION 12 OF THIS AGREEMENT OR OTHERWISE.

13.	U-VEND INC. INSOLVENCY

13.1	If the parent company, U-Vend Inc., ceases business operations, files for bankruptcy, or discontinues operating as a going concern, this Agreement will be immediately terminated. However, Master Distributor will still have the obligation to pay to U-Vend any outstanding royalty or other fees currently or previously due to U-Vend.

1.

14.	Indemnification.

14.1	U-Vend Indemnification – U-Vend shall defend, indemnify and hold harmless Master Distributor, its owners, officers, directors, agents and employees (“Master Distributor’s Indemnified Parties”), from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees) (collectively, ”Losses”) resulting from any third party claim arising out of or in connection with any breach by U-Vend of any covenant, obligation, representation or warranty contained herein, or the negligence, recklessness or willful misconduct of any U-Vend Indemnified Parties (as defined below) in connection with the performance of any obligations of U-Vend Inc. under this Agreement.

14.2	Master Distributors Indemnification – Master Distributor shall defend, indemnify and hold harmless U-Vend, its owners, officers, directors, agents and employees (“U-Vend Indemnified Parties”), from and against any and all Losses resulting from any third party and/or Resellers claim arising out of or in connection with breach by Master Distributor of any covenant, obligation, representation or warranty contained herein, or the negligence, recklessness or willful misconduct of any Master Distributor Indemnified Parties in connection with the performance of any obligations of Master Distributor under this Agreement.

14.3	Procedure – Any party seeking indemnification under Section 14 of this Agreement (each, an “Indemnitee”) shall, as a prerequisite of any such claim of indemnification: (1) notify the indemnifying Party (the “Indemnitee”) in writing of any claim, or any circumstances which could foreseeably give rise to a claim, in either case, to which this Section 14 may apply (a “Claim”), promptly upon becoming aware thereof; provided, however, Indemnities’ failure to give Indemnitee such notice shall not relieve the Indemnitee of its indemnification obligation under this Agreement except to the extent that the Indemnitor is prejudiced by Indemnities’ failure or delay in giving such notice; and (2) provide Indemnitor with the opportunity to assume and control the defense and/or settlement of any such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, at its own cost and expense, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but shall have no obligation to do so; provided, however, the Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnities’ interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitors expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Section 7.

14.4	Notification of Unauthorized Use of U-Vend Inc’s IP; No Prosecution – Master Distributor hereby agrees to notify U-Vend, in writing, as soon as practicable after it becomes aware of the manufacture, distribution, sale, transshipment, advertisement or promotion of any Services containing any names, slogans, phrases, designs, materials or artwork that may constitute infringement of U-Vend Inc’s IP (including, without limitation, trademark rights and copyrights). Master Distributor further acknowledges and agrees that it shall not commence, prosecute or institute any action or proceeding against any person, firm or entity alleging infringement or unauthorized use of U-Vend Inc’s IP without the prior written consent of U-Vend which may be withheld in its sole discretion.

14.5	Survival - The Provisions of this Section 14 shall survive the termination of this Agreement.

15.	REPRESENTATIONS; COVENANTS.

15.1	Master Distributor hereby represents and warrants to U-Vend that, as of the Effective Date: (a) it is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with, and are not inconsistent with any other of its contractual obligations; (b) it is validly existing and in good standing under the laws of Canada, and has all necessary corporate power to perform its obligations under this Agreement and its financial resources are sufficient to enable it to perform all of its obligations under this Agreement; and (c) it has sufficient personnel and capacity to perform its obligations under this Agreement.

15.2	Master Distributor represents and warrants to U-Vend that it has all requisite corporate power and authority to enter into this Agreement. Master Distributor is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations.

15.3	Master Distributor hereby covenants that Master Distributor: (a) shall store the Services in accordance with all Applicable Laws; (b) shall distribute and ship the Services within the Territory in accordance with all Applicable Law; (c) shall not sell any Services unauthorized by U-Vend; (d) shall not adulterate or misbrand any Services, or engage in any activity that could or does render Kiosks adulterated or misbranded; and (e) shall maintain all necessary records for compliance with the terms of this Agreement and all Applicable Laws.

16.	MODIFICATIONS, AMENDMENTS AND WAIVERS; ASSIGNMENT.

16.1	This Agreement may not be modified or amended, including by customs of trade, or course of dealing, except by an instrument in writing signed by a duly authorized officers of both of the parties hereto. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other party, which waiver shall be effective only with respect to the specific obligation described therein. The waiver by either party hereto of a breach of any obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

16.2	The parties hereby covenant and agree that U-Vend shall be permitted to transfer or assign this Agreement to a successor-in-interest of U-Vend upon notice to, but without the consent of, Master Distributor.

16.3	U-Vend grant of distribution rights hereunder is based upon its trust and confidence in Master Distributor and the current owners of Master Distributor. Master Distributor’s rights and/or obligations under this Agreement may not be transferred or assigned in any manner, voluntary or involuntary, to any other person or entity, without the prior written consent of U-Vend. For purposes of this Section 16.3, a transfer or assignment shall include, but not be limited to the following: (i) gift, (ii) merger of Master Distributor (or any parent entity of Master Distributor) with any other entity, and (iii) sale, gift, transfer or issuance of more than 25% of the equity ownership, stock or assets of Master Distributor (or any parent entity of Master Distributor) to any person, persons or entities other than the current owners or their direct family. Master Distributor will not unreasonably withhold such consent if Master Distributor timely provides U-Vend with all information it reasonably requires and U-Vend determines that such transfer or assignment will not impair U-Vend rights or opportunities hereunder nor put U-Vend at risk in any of its other business dealings. Upon any such transfer or assignment without U-Vend consent, this Agreement shall be deemed terminated “with cause” by U-Vend without notice and without opportunity to cure.

17.	FORCE MAJEURE

17.1	Except for payment obligations, which shall not be excused, neither party to this Agreement shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond such party’s reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, U-Vend Inc. may defer the delivery date for a period equal to the time of such delay.

18.	NOTICES

18.1	Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address. If to Master Distributor, to the notice address set forth on the signature page to this Agreement.

UVend Group of Companies Group 5330 MAINWAY BURLINGTON, ONTARIO L7L 6A4 ATTENTION: MR. PAUL NEELIN

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt, (ii) by facsimile or email, twenty four (24) hours after transmission or dispatch, (iii) by certified mail, five (5) business days after delivery to the Canadian / U.S. postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

19.	ARBITRATION; INJUNCTIVE RELIEF

19.1	Any controversy or claim between or among the parties relating to this Agreement shall be determined by arbitration in accordance with the Arbitration Rules of Canadian and American Arbitration Associations. The panel shall consist of at least three (3) arbitrators. Any such arbitration hearing shall be held in local regions of U-Vend Inc., unless the parties mutually agree otherwise. Notwithstanding the foregoing, Master Distributor acknowledges and agrees that U-Vend Inc. would be damaged irreparably in the event Master Distributor fails or refuses to perform its obligations hereunder. Accordingly, Master Distributor agrees that U-Vend Inc. shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, including without limitation Sections 2, 7, 10, 11, 13, 16, 17 and 18, by U-Vend and to enforce specifically this Agreement and the terms and provisions hereof without bond or other security being required in any court in Canada or the United States or, this being in addition to any other remedy to which U-Vend is entitled at law or in equity.

20.	GOVERNING LAW

20.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States, without regard to conflict of law principles.

21.	Severability

21.1	In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision had never been contained herein and such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

22.	ENTIRE AGREEMENT

22.1	This Agreement together with the Exhibits attached hereto, constitute the entire understanding and contract between the parties and supersedes and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

23.	TERM

23.1	The initial term of this Agreement shall be deemed to commence on the Effective Date and shall continue in full force and effect for five (5) years (the “Term”), unless earlier terminated in accordance with the terms of this Agreement, including, without limitation, Section 12. Thereafter, unless either party provides a 30 day notice of termination prior to the end of the initial five year Term or any subsequent Term, the Term shall automatically renew and continue on a year to year basis until and unless terminated as set forth herein. Notwithstanding the foregoing, Master Distributor acknowledges and agrees that this Agreement may be terminated by U-Vend at any time in accordance with Section 12 of this Agreement.

++++++++++++++++++SIGNATURE PAGE FOLLOWS+++++++++++++++++

IN WITNESS WHEREOF, the parties hereto have caused this Master Distributor Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

U-Vend Inc.

U-VEND, Inc.

1507 7th Street, Suite 425

Santa Monica, CA 90401

Raymond Meyers	/s/ Raymond Meyers	January 26, 2017
Name (Print)	Mr. Raymond Meyers	Date

S Audero	/s/ S Audero	January 26, 2017
Witness (Print)	Signature	Date

MASTER Distributor

UVend Group of Companies Group

5330 MAINWAY

BURLINGTON, ONTARIO L7L 6A4

Paul Neelin	/s/ Paul Neelin	January 26, 2017
Name (Print)	Mr. Paul Neelin	Date

M Papescu	/s/ M Papescu	January 26, 2017
Witness (Print)	Signature	Date

EXHIBIT A

TERRITORY

Subject to the terms of this Agreement, Master Distributor shall be the exclusive Master Distributor of the Services for:

1.       Canada

2.       Latin America

EXHIBIT B

U-Vend Services

Digital Kiosks: Approved self serve kiosks that retails either novelty ice cream or retail and/or retail accessories with a digital screen attached and approved graphic packages.

Digital Merchandisers: Approved merchandises for “Grab N Go” sales with a digital screen attached and approved graphic packages.

UV Digital: The management, sales and content development of digital ads, news and/or streaming video to directed all kiosks and merchandisers within the Canadian Marketplace.

Digital Lockers: The resale of a “Stand Alone Digital Lockers” to existing vending machine owner operators worldwide.

Digital Greeters: The resale of a “Stand Alone Digital Greeter” to Canadian
locations.EXHIBIT C

Royalty Schedule

Royalty Schedule

1.          Kiosks: 10% CDN$ of the gross sale price all kiosks opened corporately or sold through the reseller program within the Territory.

2.          Merchandisers: 10% CDN$ of the gross sale price all kiosks opened corporately or sold through the reseller program within the Territory.

3.          UV Digital: 10% CDN$ of the gross sale of all digital ads sold to advertisers or through the reseller program within the Territory.

4.          Digital Lockers: 10% CDN$of the gross sale price all Digital Greeters opened corporately or sold through the reseller program within the Territory.

5.          Digital Greeters: 10% CDN$ of the gross sale price all Digital Greeters opened corporately or sold through the reseller program within the Territory.

6.          Other Products and Services: A minimum of 10% CDN$ royalty paid to U-Vend by the Master Distributor for units opened corporately or sold through the reseller program within the Territory.

Royalty Payment Dates

1st Quarter: January - March - Due no later than April 10th

2nd Quarter: April - May - Due no later than June 10th

3rd Quarter: June - August - Due no later than September 10th

4th Quarter: October - December - Due no later than January 10th

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